[STAFFORD ROSENBAUM LLP LETTERHEAD]
November 9, 2006
MGE Energy, Inc.
133 South Blair Street
Madison, Wisconsin 53703
Ladies and Gentlemen:
We have acted as counsel to MGE Energy, Inc. (the “Company”) in conjunction with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Act”), and with respect to a Distribution Agreement relating to the offer and sale of up to 1,500,000 shares of common stock, par value $1 per share, of the Company (“Common Stock”).
We are also familiar with the Amended and Restated Articles of Incorporation and the Amended and Restated By-Laws of the Company and all amendments thereto and resolutions of the Board of Directors of the Company relating to the Distribution Agreement and the Registration Statement. In this connection, we have examined or caused to be examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and others as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
Based upon the foregoing, we are of the opinion that upon issuance and sale of the Common Stock as described in the Distribution Agreement and receipt by the Company of full payment therefor in accordance with the Distribution Agreement, the Common Stock will be legally issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion letter as an exhibit to Form 8-K.
Very truly yours,
STAFFORD ROSENBAUM LLP
/s/ STAFFORD ROSENBAUM LLP